Exhibit 10.3

WARRANT AGREEMENT

This AGREEMENT (this “Agreement”), dated as of May 8, 2020 (the “Effective Date”), by and between Internap Holding LLC, a Delaware limited liability company (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”).

WHEREAS, on March 16, 2020 (the “Petition Date”), each of the Company and certain of its subsidiaries (collectively, the “Debtors”) commenced a voluntary case in the Bankruptcy Court for the Southern District of New York for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), which cases were jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure under the caption In re Internap Technology Solutions Inc., et at., Case No. 20-22393;

WHEREAS, on the Petition Date, the Debtors filed the Joint Prepackaged Chapter 11 Plan of Reorganization of Internap Corporation and its Affiliated Debtors and Debtors in Possession (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Plan”) in the Chapter 11 Cases;

WHEREAS, pursuant to the Plan and the authority of the Order Approving the Debtors’ Disclosure Statement and Approving the Plan, on or as soon as practicable after the Effective Date, the Company will issue or cause to be issued the Warrants to the Warrantholders providing such holders the right to purchase, under certain circumstances, up to an aggregate of 1,120,836 Common Units, subject to adjustment as provided herein;

WHEREAS, on May 8, 2020, the Company was converted to limited liability company under the Delaware Act, by filing a certificate of conversion and certificate of formation with the Secretary of State of the State of Delaware;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance of the Warrants and other matters as provided herein; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when issued, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations hereunder and thereunder of the Company, the Warrant Agent and Warrantholders, respectively, the parties hereto agree as follows:

1.            Definitions; Rules of Construction.

1.1. Definitions.  As used in this Agreement, the terms set forth below shall have the respective meanings set forth in this Section 1.  Capitalized terms used in this Agreement that are not otherwise defined herein will have the respective meanings ascribed thereto in the LLC Agreement.

“Agreement” has the meaning set forth in the preamble hereof.

“Appropriate Officer” has the meaning set forth in Section 2.3(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Change-of-Control Transaction” means any merger, consolidation, amalgamation or other similar transaction or series of related transactions to which the Company is a party and pursuant to which the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the outstanding equity securities of the Company immediately prior to such transaction “beneficially own” less than fifty percent (50%) of the outstanding equity securities of the surviving entity immediately following such transaction.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Chosen Courts” has the meaning set forth in Section 21.

“Close of Business” means 5:00 p.m. Eastern Time.

“Company” has the meaning set forth in the preamble hereof.

“Company Order” means a written request or order signed in the name of the Company by its Chairperson or any Co-Chairperson of the Board or its Chief Executive Officer or Treasurer, and delivered to the Warrant Agent.

“Confidential Information” has the meaning set forth in Section 10.2(b)(i).

“Corporate Agency Office” has the meaning set forth in Section 9.1.

“Current Market Price” means on any date the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one Common Unit as determined as of such date for the purposes of any computation under this Agreement (including under Section 5.2), by the Treasurer of the Company in good faith, whose determination shall be conclusive and evidenced by a certificate of the Treasurer delivered to the Warrant Agent; provided, that in making such determination the Company may, at its option, rely on a value report produced by an Independent Financial Expert using one or more valuation methods that such Independent Financial Expert, in its best professional judgment, determines to be most appropriate for purposes of such determination.

“Debtors” has the meaning set forth in the recitals hereof.

“Effective Date” has the meaning set forth in the preamble hereof.

“Exercise Date” has the meaning set forth in Section 3.2(f).

“Exercise Notice” has the meaning set forth in Section 3.2(c).

“Exercise Period” means the period from and including the Original Issue Date to and including the Expiration Date.

“Exercise Price” means, as of any Exercise Date, the price per Common Unit for which Warrants are exercisable, which shall initially equal $4.81 per Common Unit; provided, that such Exercise Price be subject to adjustment as provided in Section 5.1; provided, further, however, that, notwithstanding any adjustment provided for in Section 5.1, the Exercise Price shall never be less than $0.01.

“Expiration Date” means, subject to Section 6, May 8, 2024.

“Independent Financial Expert” means any nationally recognized investment banking, accounting or valuation firm selected and engaged by the Company that either (a) is reasonably acceptable to the Required Warrantholders or (b) is a firm (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board in its reasonable good faith judgment, (y) which has not been, within the last two (2) years, and, at the time it is called upon to give independent financial advice to the Company or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates and (z) which does not provide any advice or opinions to the Company or Affiliates except as an independent financial expert in connection with this Agreement. For the avoidance of doubt, the Company shall bear all of the fees, costs and expenses of the Independent Financial Expert.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of the Effective Date, as it may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Non-Recourse Parties” has the meaning set forth in Section 24.

“Open of Business” means 9:00 a.m. Eastern time.

“Original Issue Date” means the Effective Date.

“Percentage Equity Ownership” has the meaning set forth in Section 9.3(b).

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan” has the meaning set forth in the recitals hereto.

“Property Distribution” means any payment by the Company to holders of outstanding Common Units of any distribution, or any other dividend by the Company to such holders of (a) any equity securities of the Company, (b) evidences of indebtedness of the Company, (c) cash or other assets (including rights, warrants or other securities (of the Company or any other Person)), other than (x) any distribution or dividend upon a transaction to which Section 5.1(a), 5.1(b), 5.1(c) or 6 applies or (y) the issuance of Common Units upon the exercise of any Warrant or Common Units issued pursuant to an Equity Incentive Plan.

“Property Distribution Per Unit Amount” means the quotient of (a) the fair market value of the applicable Property Distribution as determined by an Independent Financial Expert (provided, if the applicable Property Distribution consists solely of cash, then the fair market value of such Property Distribution shall be the total amount of cash distributed in connection therewith and not require the engagement of any Independent Financial Expert), divided by (b) the total number of outstanding Common Units held by the holders entitled to receive such Property Distribution.

“Required Warrantholders” means Warrantholders holding at least fifty percent (50%) of the outstanding Warrants.

“Sale Transaction” has the meaning set forth in Section 6.

 “Substantial Member” has the meaning set forth in Section 9.3(b).

“Transfer” has the meaning set forth in Section 9.3(a).

“Transfer Certificate” has the meaning set forth in Section 9.3(c).

“Warrant Agent” has the meaning set forth in the preamble hereof.

“Warrant Certificates” means those certain warrant certificates evidencing the Warrants, substantially in the form of Exhibit A.

“Warrant Register” has the meaning set forth in Section 9.2.

“Warrantholder” means any Person in whose name at the time any Warrant is registered upon the Warrant Register and, when used with respect to any Warrant Certificate, the Person in whose name such Warrant Certificate is registered in the Warrant Register.

“Warrants” means those certain warrants issued hereunder to purchase initially up to an aggregate of 1,120,836 Common Units, subject to adjustment pursuant to Section 5, and each warrant shall entitle the Warrantholder thereof to purchase 16,244 Common Units, subject to adjustment pursuant to Section 5.1.

1.2. Rules of Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections, Exhibits, paragraphs and clauses refer to Sections, Schedules, Exhibits paragraphs and clauses of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall be deemed to refer to such law or statute as amended or supplemented from time to time and shall include all rules and regulations and forms promulgated thereunder, and references to any law, rule, form or statute shall be construed as including any legal and statutory provisions, rules or forms consolidating, amending, succeeding or replacing the applicable law, rule, form or statute; (h) references to any Person include such Person and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns; (i) references to “days” are to calendar days unless otherwise indicated; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (k) references to “writing” or “written” shall include electronic mail; and (l) all references to $, currency, monetary values and dollars set forth herein shall mean United States dollars.

2.            Warrant Certificates.

2.1.    Warrants.  Each Warrant Certificate shall evidence the number of Warrants specified therein and, at the Company’s option, either be (x) represented by physical certificates or (y) issued by electronic entry registration on the books of the Warrant Agent, and each Warrant evidenced thereby shall represent the right, subject to the provisions contained herein and therein, to purchase 16,244 Common Units, subject to adjustment as provided in Section 5.  Each Warrantholder, shall be deemed to have represented, warranted and agreed that, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, the Warrants held by it, whether represented by physical certificates or issued by electronic entry registration, shall be held by no more than one (1) holder of record within the meaning of Rule 12g5-1 of the Exchange Act.

2.2.    Form of Warrant Certificates.  The Warrant Certificates evidencing the Warrants shall be substantially in the form of Exhibit A, shall have such insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends, summaries, or endorsements typed, stamped, printed, lithographed or engraved thereon as the Appropriate Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as do not amend, modify or supplement, in any material respect, the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed.

2.3.    Execution and Delivery of Warrant Certificates.

(a)      At any time and from time to time on or after the date of this Agreement, Warrant Certificates evidencing the Warrants may be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, upon receipt of a Company Order and at the direction of the Company set forth therein, countersign and deliver such Warrant Certificates to the Company for original issuance to the respective Persons entitled thereto.  The Warrant Agent is further hereby authorized to countersign and deliver Warrant Certificates as required by this Section 2.3 or by Sections 2.2, 3.2(d), 7 or 9.

(b)      The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by the Chairperson (or any Co-Chairperson) of the Board, the Chief Executive Officer or Treasurer (each, an “Appropriate Officer”) and attested to by the Secretary or one of the Assistant Secretaries of the Company, either manually or by facsimile or electronic signature printed thereon.  The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned.  In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Warrant Agreement any such person was not such officer.

2.4.    Withholding and Reporting Requirements.  The Company shall comply with all applicable tax withholding and reporting requirements imposed by any governmental unit, and all distributions or other situations requiring withholding under applicable law, including deemed distributions, pursuant to the Warrants will be subject to applicable withholding and reporting requirements.  Notwithstanding any provision to the contrary, the Company will be authorized to (a) take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, (b) apply a portion of any cash distribution to be made under the Warrants to pay applicable withholding taxes, (c) liquidate a portion of any non-cash distribution to be made under the Warrants to generate sufficient funds to pay applicable withholding taxes, (d) require reimbursement from any Warrantholder to the extent any withholding is required in the absence of any distribution or (e) establish any other mechanisms the Company believes are reasonable and appropriate, including requiring Warrantholders to submit appropriate tax and withholding certifications (such as IRS Forms W-9 and the appropriate IRS Forms W-8, as applicable) that are necessary to comply with this Section 2.4.

3.            Exercise and Expiration of the Warrants.

3.1.   Right to Acquire Common Units Upon Exercise.  Each Warrant Certificate shall, when countersigned by the Warrant Agent (which shall not be required for Warrant Certificates issued by electronic entry registration on the books of the Warrant Agent), entitle the Warrantholder thereof, subject to the provisions thereof and of this Agreement, to acquire from the Company, for each Warrant evidenced thereby, 16,244 Common Units at the Exercise Price, subject to adjustment as provided in this Agreement. The Exercise Price, and the number of Common Units obtainable upon exercise of each Warrant, shall be adjusted from time to time as required by Section 5.1.

3.2.    Exercise and Expiration of Warrants.

(a)      Exercise of Warrants.  Subject to and upon compliance with the terms and conditions set forth herein, a Warrantholder may exercise all or any portion of the Warrants held by such Warrantholder (including for the avoidance of doubt, exercising any single Warrant in part (if and to the extent permitted by the rules and procedures of the Warrant Agent)), on any Business Day from and after the Original Issue Date until Close of Business on the Expiration Date, for the Common Units obtainable thereunder. No Warrantholder who is, or upon the exercise of Warrants held by it pursuant to this Agreement will be, a Substantial Member may exercise any Warrants without consent of the Board.

(b)      Expiration of Warrants.  The Warrants, to the extent not exercised prior thereto, shall automatically expire, terminate and become void as of Close of Business on the Expiration Date. No further action of any Person (including by, or on behalf of, any Warrantholder, the Company, or the Warrant Agent) shall be required to effectuate the expiration of Warrants pursuant to this Section 3.2(b).

(c)      Method of Exercise.  In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Warrantholder thereof must (i) at the Corporate Agency Office (x) if the Warrants are represented by physical certificates, surrender to the Warrant Agent the Warrant Certificate evidencing such Warrants, and (y) deliver to the Warrant Agent a written notice (including the certification required therein) of the Warrantholder’s election to exercise the number of Warrants specified therein, duly executed by such Warrantholder, which notice shall be substantially in the form of the notice attached hereto as Exhibit B (the “Exercise Notice”) (provided, that the Warrant Agent hereby covenants to deliver a copy of such Exercise Notice to the Company), (ii) pay to the Warrant Agent an amount, equal to the product of (A) the Exercise Price times (B) the total number of Common Units into which such Warrants are being exercised, in any combination of the following elected by such Warrantholder: (1) certified bank check or official bank check in New York Clearing House funds payable to the order of the Warrant Agent and delivered to the Warrant Agent at the Corporate Agency Office (provided, that the Warrant Agent hereby covenants to deposit any such check received into an account specified in writing by the Company), or (2) wire transfer in immediately available funds to an account specified in writing by the Company to the Warrant Agent and such Warrantholder in accordance with Section 12.1(b); and (iii) at the Corporate Agency Office, deliver to the Warrant Agent a duly executed joinder to the LLC Agreement in accordance with Section 10.1 (provided, that the Warrant Agent hereby covenants to deliver such joinder to the Company). Upon receipt of the Exercise Notice from the exercising Warrantholder, the Warrant Agent shall promptly send the Company a copy of such Exercise Notice, and upon the Company’s reasonably prompt confirmation to the Warrant Agent that the exercise of Warrants pursuant to such Exercise Notice would not violate the terms of this Agreement, the Warrant Agent shall process the exercise in accordance with this Agreement.

(d)     Partial Exercise.  If fewer than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company.  The Warrant Agent shall countersign the new Warrant Certificate, registered in such name or names, subject to the provisions of Section 9.3, as may be directed in writing by the Warrantholder, and shall deliver the new Warrant Certificate to the Person or Persons in whose name such new Warrant Certificate is so registered.  The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant certificates duly executed on behalf of the Company for such purpose. Any Warrant exercised in part, to the extent permitted by the rules and procedures of the Warrant Agent, may be required to be surrendered for a new Warrant Certificate representing such remaining fractional Warrant as and to the extent required by the rules and procedures of the Warrant Agent.

(e)      Issuance of Common Units.  Upon due exercise of Warrants in conformity with the foregoing provisions of Section 3.2(c), the Company shall, as promptly as practicable after the Exercise Date, deliver or cause to be delivered to the exercising Warrantholder the aggregate number of Common Units issuable upon such exercise (based upon the aggregate number of Warrants so exercised), determined in accordance with Section 3.6, together with an amount in cash in lieu of any fractional unit(s), if the Company so elects pursuant to Section 5.2.  The Common Units so delivered shall be registered or otherwise placed in the name of, and delivered to, the exercising Warrantholder.

(f)      Time of Exercise.  Each exercise of a Warrant shall be deemed to have been effected immediately prior to the Close of Business on the first (1st) day on which each of the following has occurred (the “Exercise Date”): (i) the Warrant Certificate representing such Warrant has been surrendered for exercise and the Exercise Notice (in substantially the form attached hereto at Exhibit B, including the certification required therein) has been duly executed by the Warrantholder and delivered to the Warrant Agent as provided in Section 3.2(c); (ii) the Warrant Agent has been paid an amount equal to the aggregate of the applicable Exercise Price in respect of each Common Unit into which such Warrants are being exercised as provided in Section 3.2(c); and (iii) the exercising Warrantholder shall have executed and delivered the applicable joinder to the LLC Agreement contemplated by Section 3.2(c)(iii).  On the Exercise Date, the exercising Warrantholder shall, as between such Person and the Company, be deemed to be and entitled to all rights of the holder or record of such Common Units then issued. Any attempt to exercise any Warrants not in compliance with this Agreement or any exercise pursuant to which the Exercise Notice contained false or incorrect representations by the Warrantholder shall be null and void ab initio, and the Company and the Warrant Agent shall not give any effect in their respective records to such attempted exercise of Warrants.

3.3.    Application of Funds Upon Exercise of Warrants.  Any funds delivered to the Warrant Agent upon exercise of any Warrant(s) shall be held by the Warrant Agent in trust for the Company.  The Warrant Agent shall promptly deliver and pay to or upon the written order of the Company all funds received by it upon the exercise of any Warrants by bank wire transfer to an account designated by the Company or as the Warrant Agent otherwise may be directed in writing by the Company.

3.4.    Payment of Taxes.  The Company shall pay any and all taxes (other than income taxes) that are payable in respect of the issue or delivery of Common Units to the exercising Warrantholder on exercise of Warrants pursuant hereto.

3.5.    Surrender of Certificates.  Any Warrant Certificate surrendered for exercise shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company.  The Warrant Agent shall destroy such cancelled Warrant Certificates and deliver its certificate of destruction to the Company, unless the Company shall otherwise direct.

3.6.    Common Units Issuable.  The number of Common Units “obtainable upon exercise” of Warrants at any time shall be the number of Common Units into which such Warrants are then exercisable.  The number of Common Units “into which each Warrant is exercisable” shall initially be 16,244 Common Units, subject to adjustment as provided in Section 5.1.

4.           Notices for Tag-Along and Registration Rights.

4.1.    In the event the Company receives a Sales Notice of a proposed Tag-Along Sale under Section 8.3 of the LLC Agreement, the Company shall notify the Warrantholders that the Company has received such Sale Notice to the Warrantholders no later than fifteen (15) days prior to the closing date of the Tag-Along Sale.

4.2.    In the event the Company receives a Demand Notice requesting that the Company effect a Demand Registration under Section 10.1(a) of the LLC Agreement, the Company shall notify the Warrantholders that the Company has received such Demand Notice to the Warrantholders no later than five (5) Business Days after receipt of such Demand Notice.

4.3.    If at any time the Company proposes to file a Piggyback Registration Statement pursuant to Section 10.1(b) of the LLC Agreement, the Company shall notify the Warrantholders of such Piggyback Registration Statement at least ten (10) Business Days before the anticipated filing date of such Piggyback Registration Statement.

4.4.    Any notice by the Company to the Warrantholders pursuant to this Article IV shall contain the then-applicable Exercise Price and any other information determined by the Company to be relevant regarding the events described in this Article IV.

4.5.    No Warrantholder, solely by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any rights to participate in the transactions described in the notices provided to Warrantholders under this Article IV unless and to the extent such Warrantholder exercises the Warrants held by it, and thereby becomes a Common Unit holder, prior to the consummation of such transaction(s) and properly exercises such rights in accordance with the LLC Agreement (including the conditions, limitations and time frames set forth therein).

5.           Adjustments.

5.1.    Adjustments.  In order to prevent dilution of the rights granted under the Warrants, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 5.1 and the number of Common Units obtainable upon exercise of the Warrants shall be subject to adjustment from time to time as provided in this Section 5.1 (in each case, after taking into consideration any prior adjustments pursuant to this Section 5.1).

(a)      Subdivisions and Combinations.  In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, effect a subdivision (by any unit split or otherwise) of the outstanding Common Units into a greater number of Common Units (other than (x) a unit split effected by means of a unit distribution or unit dividend to which Section 5.1(b) applies or (y) a subdivision upon a transaction to which Section 5.1(c) or 6 applies), then and in each such event the Exercise Price in effect at the Open of Business on the day after the date for the determination of the holders of outstanding Common Units entitled to receive shares of Common Stock issuable as a result of such subdivision shall be decreased by multiplying the Exercise Price immediately in effect prior thereto by a fraction (i) the numerator of which shall be the total number of Common Units issued and outstanding at the Close of Business on such date for determination and (ii) the denominator of which shall be the number of Common Units issued and outstanding at the Close of Business on such date for determination plus the number of Common Units issuable as a result of such subdivision.  Conversely, if the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part effect a combination (by any reverse unit split or otherwise) of the outstanding Common Units into a smaller number of Common Units (other than a combination upon a transaction to which Section 5.1(c) or 6 applies), then and in each such event the Exercise Price in effect at the Open of Business on the day after the date for the determination of the holders of outstanding Common Units subject to such combination shall be increased by multiplying the Exercise Price immediately in effect prior thereto by a fraction (i) the numerator of which shall be the total number of Common Units issued and outstanding at the Close of Business on such date for determination and (ii) the denominator of which shall be the number of Common Units issued and outstanding at the Close of Business on such date for determination less the number of Common Units reduced as a result of such combination. Any adjustment under this Section 5.1(a) shall become effective immediately after the Open of Business on the day after the date upon which the subdivision or combination becomes effective.

(b)     Common Unit Distributions.  In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue to the holders of its outstanding Common Units a distribution or dividend payable in, or otherwise make or issue a distribution or other dividend on any class of its capital stock payable in, Common Units (other than a distribution or dividend upon a transaction to which Section 5.1(c) or 6 applies), then and in each such event the Exercise Price in effect at the Open of Business on the day after the date for the determination of the holders of outstanding Common Units entitled to receive such distribution or dividend shall be decreased by multiplying the Exercise Price immediately in effect prior thereto by a fraction (not to be greater than one) (i) the numerator of which shall be the total number of Common Units issued and outstanding at the Close of Business on such date for determination and (ii) the denominator of which shall be the number of Common Units issued and outstanding at the Close of Business on such date for determination plus the number of Common Units issuable in payment of such distribution or dividend. Any adjustment under this Section 5.1(b) shall become effective immediately after the Open of Business on the day after the date for the determination of the holders of outstanding Common Units entitled to receive such distribution or dividend, subject to the Company’s right to defer issuance upon exercise of Warrants in accordance with Section 5.1(f)(iii).

(c)      Reclassifications.  In the event of any (i) reclassification of the Common Units of the Company (including  in connection with a proposed Public Offering of the Company approved by the Board with respect to which either (A) the managing underwriters advise the Company that in their opinion the capital structure of the Company or its form of legal entity may adversely affect the marketability of the offering or (B) the Board determines that a legal entity other than the Company is the most suitable entity for purposes of effectuating the Public Offering, but excluding a reclassification consisting of solely (x) a unit distribution or dividend of solely Common Units to which Section 5.1(b) applies or (y) a subdivision or combination of solely Common Units to which Section 5.1(a) applies), (ii) consolidation or merger of the Company with or into another Person that does not constitute a Change-of-Control Transaction, or (iii) other similar transaction, in each case which entitled the holders of Common Units to receive (either directly or upon subsequent liquidation and whether in whole or in part) units, securities or assets with respect to or in exchange for Common Units, the Warrants shall, immediately after such transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Common Units then issuable upon exercise of the Warrants, be exercisable for the kind and number of securities resulting from such transaction to which the Warrantholders would have received upon such transaction if the Warrantholders had exercised the Warrants in full immediately prior to the time of such transaction and acquired the applicable number of Common Units then issuable upon exercise of the Warrants as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Warrants), and, in such case, the Company shall (or shall cause any such other Person to) enter into a supplemental agreement, executed and delivered to the Warrant Agent, in form reasonably satisfactory to the Warrant Agent and the Required Warrantholders, providing for appropriate adjustment with respect to the Warrantholders’ rights under the Warrants to insure that the provisions of this Agreement (including Sections 5 and 9 hereof) shall thereafter be applicable, as nearly as possible, to the Warrants in relation to any securities thereafter acquirable upon exercise of the Warrants. The provisions of this Section 5.1(c) shall similarly apply to successive reclassifications.

(d)      Property Distributions.  In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue a Property Distribution, then and in each such event the Exercise Price in effect immediately prior to the Close of Business on the date for the determination of the holders of outstanding Common Units entitled to receive such Property Distribution shall be decreased by the Property Distribution Per Unit Amount as of the record date for such distribution of such Property Distribution so distributed.  Any adjustment under this Section 5.1(d) shall become effective immediately prior to the Open of Business on the day after the date for the determination of the holders of Common Units entitled to receive such distribution or dividend.

(e)      Common Unit Issuances.  The Exercise Price shall not be adjusted for any other issuances, approved by the Board, of Common Units, or securities convertible, exercisable or exchangeable for or into Common Units, including Common Units issued to officers and/or employees of the Company and/or its subsidiaries pursuant to an Equity Incentive Plan. For the avoidance of doubt, this Section 5.1(e) does not apply to any of the transactions described in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and/or 6.

(f)       Other Provisions Applicable to Adjustments.  The following provisions shall be applicable to the making of adjustments to the Exercise Price and the number of Common Units into which each Warrant is exercisable under this Section 5.1:

(i)      When Adjustments Are to be Made.  The adjustments required by Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d) shall be made whenever and as often as any specified event requiring an adjustment shall occur.

(ii)     Fractional Interests.  In computing adjustments under this Section 5, fractional interests in Common Units shall be taken into account to the nearest one-hundredth of a Common Unit.

(iii)    Deferral of Issuance Upon Exercise.  In any case in which this Section 5.1 shall require that a decrease in the Exercise Price be made effective prior to the occurrence of a specified event and any Warrant is exercised after the time at which the adjustment became effective but prior to the occurrence of such specified event and, in connection therewith, Section 5.1(g) shall require a corresponding increase in the number of Common Units into which each Warrant is exercisable, the Company may elect to defer until the occurrence of such specified event (A) the issuance to the Warrantholders of, and the registration of such Warrantholder (or other Person) as the record holder of, the Common Units over and above the Common Units issuable upon such exercise on the basis of the number of Common Units obtainable upon exercise of such Warrant(s) immediately prior to such adjustment and to require payment in respect of such number of Common Units the issuance of which is not deferred on the basis of the Exercise Price in effect immediately prior to such adjustment and (B) the corresponding reduction in the Exercise Price; provided, however, that the Company shall deliver to such Warrantholder or other Person a due bill or other appropriate instrument that evidences the right of such Warrantholder or other Person to receive, and to become the record holder of, such additional Common Units, upon the occurrence of such specified event requiring such adjustment (without payment of any additional Exercise Price in respect of such additional Common Units).

(g)      Adjustment to Common Units Obtainable Upon Exercise.  Whenever the Exercise Price is adjusted as provided in Sections 5.1(a) or 5.1(b), the number of Common Units into which a Warrant is exercisable (after taking account (in the case of a  fractional Warrant, if any), all prior exercises of such Warrant in part, if and to the extent such partial exercise of a single Warrant is permitted by the rules and procedures of the Warrant Agent) shall simultaneously be adjusted by multiplying such number of Common Units into which a Warrant is exercisable immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment, and the denominator of which shall be the Exercise Price immediately thereafter.

(h)     Other Adjustments.  In case any event of the type contemplated by the provisions of Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d) shall occur as to which the provisions of such sections are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant Agreement in accordance with the essential intent and principles of this Section 5.1, then, in each such case, the Company shall make an appropriate adjustment as determined in good faith by the Board to the Exercise Price and/or number of Common Units issuable upon exercise of a Warrant (after taking account (in the case of a  fractional Warrant, if any), all prior exercises of such Warrant in part, if and to the extent such partial exercise of a single Warrant is permitted by the rules and procedures of the Warrant Agent) (x) so as to protect the rights of the Warrantholders in a manner consistent with the provisions of this Section 5.1 or (y) in order that any event treated for U.S. federal income tax purposes as a distribution of common units or common unit rights shall not be taxable to the recipients.

(i)       Notice of Adjustment.  Upon the occurrence of each adjustment of the Exercise Price or the number of Common Units into which a Warrant is exercisable pursuant to this Section 5.1, the Company at its expense shall promptly:

(i)      compute such adjustment in accordance with the terms hereof;

(ii)     after such adjustment becomes effective, deliver to all Warrantholders, in accordance with Section 12.1(b), a notice setting forth such adjustment (including the kind and amount of securities, cash or other property for which the Warrants shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment is based; and

(iii)    deliver to the Warrant Agent a certificate of the Chief Executive Officer or Treasurer of the Company setting forth the Exercise Price and the number of Common Units into which each Warrant is exercisable after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the fair market value of any evidences of indebtedness, units of equity securities, securities or other assets or consideration used in the computation was determined).  As provided in Section 11.1, the Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Warrantholder desiring an inspection thereof during reasonable business hours.

(j)       Statement on Warrant Certificates.  Irrespective of any adjustment in the Exercise Price or amount or kind of units into which the Warrants are exercisable, Warrant Certificates theretofore or thereafter issued may continue to express the same Exercise Price initially applicable or amount or kind of units initially issuable upon exercise of the Warrants evidenced thereby pursuant to this Agreement.

5.2.    Fractional Interest.  The Company shall not be required upon the exercise of any Warrant to issue any fractional Common Units, but may, in lieu of issuing any fractional Common Units make an adjustment therefore in cash on the basis of the Current Market Price per Common Unit on the applicable Exercise Date.  If Warrant Certificates evidencing more than one (1) Warrant shall be presented for exercise at the same time by the same Warrantholder, the number of full Common Units which shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of Warrants so to be exercised.  The Warrantholders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a Common Unit or a unit certificate representing a fraction of a Common Unit if such amount of cash is paid in lieu thereof.

6.           Change-of-Control Transaction, Reorganization, Dissolution, etc.

In connection with any (i) Change-of-Control Transaction, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to any other Person, (iii) voluntary or involuntary dissolution, liquidation or winding-up of the Company, or (iv) other similar transaction, but excluding in each case any of the transactions described in Sections 5.1(a), 5.1(b), 5.1(c), and 5.1(d) (each of the transactions described in clauses (i) through (iv) being referred to herein as a “Sale Transaction”), the Company shall give written notice of such Sale Transaction in the manner provided in Sections 12.1(b) and 12.2. Each Warrantholder shall have the option to exercise their Warrant at the Exercise Price and, if such Warrant is not exercised upon the consummation of such Sale Transaction, then such Warrant will be automatically terminated in accordance with Section 3.2(b). Notwithstanding the foregoing, the Warrantholders may revoke their exercise if such Sale Transaction is not consummated and the agreement governing such transaction is terminated. For the avoidance of doubt, in the event a transaction described in Section 5.1(a), 5.1(b), 5.1(c), or 5.1(d) occurs prior to the consummation of a Sale Transaction, the adjustments to the Exercise Price or the number of Common Units obtainable upon exercise of the Warrants provided for in Section 5.1 shall be given effect prior to the consummation of such Sale Transaction.

7.           Loss or Mutilation.

If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) both (i) there shall be delivered to the Company and the Warrant Agent (A) a claim by a Warrantholder as to the destruction, loss or wrongful taking of any Warrant Certificate of such Warrantholder and a request thereby for a new replacement Warrant Certificate, and (B) such indemnity bond as may be required by them to save each of them and any agent of either of them harmless and (ii) such other reasonable requirements as may be imposed by the Company have been satisfied, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a “protected purchaser”, the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver to the registered Warrantholder of the lost, wrongfully taken, destroyed or mutilated Warrant Certificate, in exchange therefore or in lieu thereof, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants.  At the written request of such registered Warrantholder, the new Warrant Certificate so issued shall be retained by the Warrant Agent as having been surrendered for exercise, in lieu of delivery thereof to such Warrantholder, and shall be deemed for purposes of Section 3.2 to have been surrendered for exercise on the date the conditions specified in clauses (a) or (b) of the preceding sentence were first satisfied.

Upon the issuance of any new Warrant Certificate under this Section 7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.

Every new Warrant Certificate executed and delivered pursuant to this Section 7 in lieu of any lost, wrongfully taken or destroyed Warrant Certificate shall constitute an additional contractual obligation of the Company, whether or not the allegedly lost, wrongfully taken or destroyed Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder.

The provisions of this Section 7 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, wrongfully taken, or destroyed Warrant Certificates.

8.           Reservation and Authorization of Common Units.

The Company covenants that, for the duration of the Exercise Period, the Company will at all times reserve and keep available, from its authorized and unissued Common Units solely for issuance and delivery upon the exercise of the Warrants and, in respect of such exercise, free of preemptive rights, such number of Common Units as from time to time shall be issuable upon the exercise in full of all outstanding Warrants.  The Company further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of Common Units if at any time the authorized number of Common Units remaining unissued would otherwise be insufficient to allow delivery of all the Common Units then deliverable upon the exercise in full of all outstanding Warrants.  The Company covenants that all Common Units issuable upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable.  The Company shall take all such actions as may be necessary to ensure that all such Common Units may be so issued without violation of any applicable law or governmental regulation or, if applicable, any requirements of any domestic stock exchange upon which the Common Units may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

9.           Transfers; Warrant Transfer Books.

9.1.    Corporate Agency Office.  The Warrant Agent will maintain an office (the “Corporate Agency Office”) in the United States of America, where Warrant Certificates may be surrendered for registration of Transfer or exchange in accordance with this Section 9 and where Warrant Certificates may be surrendered for exercise of Warrants evidenced thereby, which office is 6201 15th Avenue, Brooklyn, New York 11219 on the Original Issuance Date.  The Warrant Agent will give prompt written notice to all Warrantholders of any change in the location of such office.

9.2.    Warrant Register.  Subject to the Company’s option in Section 2.1, the Warrant Certificates evidencing the Warrants shall initially only be issued in electronic entry registered form.  The Company shall cause to be kept at the office of the Warrant Agent designated for such purpose a warrant register (the “Warrant Register”) in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by law, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided.

9.3.    Transfers.  (a) Each Warrantholder agrees that (i) it shall not, directly or indirectly, whether by merger, consolidation, division or otherwise, and whether by or through one or more Affiliates, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such transaction, a “Transfer”), its Warrants except (A) in compliance with the Securities Act, (B) in compliance with any other applicable securities or “blue sky” laws, (C) in accordance with the terms and conditions of this Agreement, and (D) to an Affiliate of such Warrantholder or to an unaffiliated, third-party transferee which, unless otherwise approved by the Board, as of the expected date of such Transfer, (w) does not own ten percent (10%) or more of the outstanding capital stock or other equity interests of any Person engaged in the Business, (x) is not reasonably likely to own ten percent (10%) or more of the outstanding capital stock or other equity interests of any Person engaged in the Business within the next twelve (12) months, (y) is not a director, officer or employee of any Person engaged in the Business and (z) is not a Person engaged in the Business, or an Affiliate thereof, and such transferee must provide a certification to the effect that it satisfies the requirements set forth in this clause (D) prior to any such potential Transfer; (ii) such Warrantholder may Transfer its Warrants to only one holder of record within the meaning of Rule 12g5-1 of the Exchange Act, (iii) no Transfer shall be for less than all the Warrants held by such Warrantholder, and (iv) if such Warrantholder has previously exercised part of its Warrants pursuant to Section 3.2 (including, if and to the extent permitted by the rules and procedures of the Warrant Agent, any exercise in part of a single Warrant), it shall not be permitted to Transfer its remaining Warrants (or any fractional Warrant), provided, however, that for each of clauses (ii) – (iv), such Warrantholder may seek the consent of the Company for a Transfer subject to clause (ii), (iii) or (iv), which such consent the Company may withhold, in its sole discretion, if the Company believes such Transfer would increase the risk that the Company could be required to, after giving effect to the exercise, conversion or exchange of all securities convertible into, or exercisable or exchangeable for, Common Units (assuming, for purposes of this sentence, that all outstanding Warrants were simultaneously exercised in full), register the Common Units under Section 12(g) of the Exchange Act, or otherwise be subject to the reporting obligations under Section 15(d) of the Exchange Act; and (v) no Transfer shall be made if such Transfer could, or could reasonably be expected to, cause the Company to, after giving effect to the exercise, conversion or exchange of all securities convertible into, or exercisable or exchangeable for, Common Units (assuming, for purposes of this sentence, that all outstanding Warrants were simultaneously exercised in full), register the Common Units under Section 12(g) of the Exchange Act, or otherwise be subject to the reporting obligations under Section 15(d) of the Exchange Act.

(b)      No Warrantholder who is, or upon exercise of Warrants held by it pursuant to this Agreement will be, a Substantial Member may transfer any Warrants, and no Warrantholder may transfer any Warrants to any Person who is a Substantial Member or, as a result of such transfer (assuming, for purposes of this sentence, that such transferred Warrants were simultaneously exercised in full) would become a Substantial Member, without consent of the Board. For purposes of this Section 9.3(b), “Substantial Member” means a Person with a Percentage Equity Ownership of 4.98% or more, and “Percentage Equity Ownership” means the percentage equity ownership interest in the Company beneficially owned by any Person for purposes of section 382 of the Internal Revenue Code of 1986, as amended, as determined in accordance with Treasury Regulation sections 1.382-2T(g), (h), (j) and (k) and 1.382-4; provided, that (1) for purposes of applying Treasury Regulation section 1.382-2T(k)(2), the Company shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding equity securities of the Company (including any warrants, rights or options related to such equity securities) that would be attributed to any Person, and (2) for the sole purpose of determining the Percentage Equity Ownership of any entity (and not for the purpose of determining the Percentage Equity Ownership of any other Person), equity securities of the Company held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation section 1.382-2T(h)(2)(i)(A); provided, further, that for purposes of determining the Percentage Equity Ownership of any Person (x) that owns Warrants, the Warrants held by such Person shall be treated as exercised, but the Warrants held by other Persons shall not be treated as exercised or (y) that has received an award pursuant to an Equity Incentive Plan, or any successive incentive plan, such award shall be treated as exercised, but the awards held by other Persons shall not be treated as exercised.

(c)      The Warrant Agent shall not effect any Transfer in accordance with the terms of this Section 9.3 until the transferring Warrantholder has delivered to the Warrant Agent and the Company an executed certificate substantially in the form attached hereto as Exhibit C (the “Transfer Certificate”). At the request of the Company, any Warrantholder proposing to Transfer its Warrants, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such additional information as the Company may reasonably request as may be necessary from time to time in order to determine compliance with this Section 9.3. Upon receipt of the Transfer Certificate from a transferring Warrantholder, the Warrant Agent shall promptly send the Company a copy of such Transfer Certificate, and upon the Company’s reasonably prompt confirmation to the Warrant Agent that the Transfer of Warrants described in such Transfer Certificate would not violate the terms of this Agreement and, if applicable, the Company’s consent of a Transfer described in Section 9.3(a), the Warrant Agent shall process the Transfer of Warrants in accordance with this Agreement.

(d)     Any attempt to Transfer any Warrants not in compliance with this Agreement or any Transfer pursuant to which the Transfer Certificate contained false or incorrect representations by the Warrantholder shall be null and void ab initio, and the Company and the Warrant Agent shall not give any effect in their respective records to such attempted Transfer.

9.4.    Exchanges.  At the option of the Warrantholder, Warrant Certificates may be exchanged at the Corporate Agency Office upon payment of the charges hereinafter provided for other Warrant Certificates evidencing a like aggregate number of Warrants.  Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates of the same tenor and evidencing the same aggregate number of Warrants as evidenced by the Warrant Certificates surrendered by the Warrantholder making the exchange; provided, that the Warrant Agent shall have received (a) a written instruction of exchange in form satisfactory to the Warrant Agent, duly executed by the Warrantholder thereof or by his attorney, duly authorized in writing, and (b) surrender of the Warrant Certificate(s) representing the Warrants, duly endorsed for transfer.

9.5.    Valid Obligations.  All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.

9.6.    No Service Charge.  No service charge shall be made for any registration of transfer or exchange of Warrant Certificates; provided, however, the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed in connection with any registration of transfer of Warrant Certificates.  The Warrant Agent shall forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice.

9.7.    Reports of Ownership.  The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such reports of registered ownership of the Warrants and such records of transactions with respect to the Warrants and the Common Units as the Company may request.  The Warrant Agent shall also make available to the Company for inspection by the Company’s agents or employees, from time to time as the Company may request, such original books of accounts and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Corporate Agency Office during normal business hours.

9.8.    Copies; Notice.  The Warrant Agent shall keep copies of this Agreement and any notices given to Warrantholders hereunder available for inspection by the Warrantholders during normal business hours at the Corporate Agency Office.  The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may reasonably request.

10.          Other Rights of Warrantholders.

10.1.  LLC Agreement.  Any holder of Common Units issued upon the exercise of any Warrant shall execute and deliver to the Company a joinder to the LLC Agreement in connection therewith; provided, however, that notwithstanding the failure of any such holder to execute and deliver such joinder, such holder shall still be deemed to be a party to the LLC Agreement upon exercise of any Warrant.  The Company covenants and agrees that it shall not enter into any amendment, modification or waiver of the LLC Agreement that adversely affects the rights available to Warrantholders under the LLC Agreement as compared with the rights of holders of outstanding Common Units, in each case, without the consent of Required Warrantholders.

10.2.  Information Rights.

(a)     Financial Statements.  The Company will furnish to each Warrantholder the following: (i) within forty-five (45) days following the conclusion of each of the first three fiscal quarters of each of the Company’s fiscal years ending after the date hereof, quarterly unaudited consolidated financial statements of the Company and its Subsidiaries (except (x) with respect to the fiscal quarter ending June 30, 2020, within seventy-five (75) days of the end of such fiscal quarter and (y) with respect to the fiscal quarter ending September 30, 2020, within sixty (60) days of the end of such fiscal quarter); and (ii) within one hundred and twenty (120) days after the end of each fiscal year, annual audited consolidated financial statements of the Company and its Subsidiaries.  Any Warrantholder entitled to receive any of the foregoing financial information may elect to not receive such information, for any reason or no reason, by notifying the Company in writing.  Notwithstanding anything to the contrary herein, no Warrantholder will be furnished with or otherwise entitled to receive any of the foregoing financial information and shall not be permitted to share with any bona fide potential transferees described in Section 10.2(b)(i)(C) if such Warrantholder or potential transferee, at the time such information is to be distributed, (i) owns ten percent (10%) or more of the outstanding capital stock or other equity interests of any Person engaged in the Business, (ii) is reasonably likely to own ten percent (10%) or more of the outstanding capital stock or other equity interests of any Person engaged in the Business within the next twelve (12) months, (iii) is a director, officer or employee of any Person engaged in the Business or (iv) is a Person engaged in the Business, or an Affiliate thereof, and each Warrantholder, upon request, and potential transferee, prior to receipt of such information, must certify to the Company it is in compliance with this Section 10.2(a).  Each Warrantholder shall be liable for any action of its Representatives or recipients that would constitute a violation of Section 10.2(b) if such Representative or recipient were party to this Agreement.

(b)      Confidentiality.

(i)      Each Warrantholder acknowledges that any notices or information furnished, including verbally, pursuant to this Agreement (the “Confidential Information”) is confidential and competitively sensitive.  Each Warrantholder shall use, and shall cause any Person to whom Confidential Information is disclosed pursuant to clause (A) below to use, the Confidential Information only in connection with its investment in the Common Units or other securities of the Company and not for any other purpose (including to disadvantage competitively the Company or any other Warrantholder).  Each Warrantholder shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(A)    to the Warrantholder’s Representatives in the normal course of the performance of their duties for such Warrantholder (it being understood that such Representatives shall be informed by the Warrantholder of the confidential nature of such information and shall be directed to treat such information in accordance with this Section 10.2(b));

(B)     to the extent requested or required by applicable law, rule or regulation; provided, that the Warrantholder shall give the Company prompt written notice of such request(s), to the extent practicable, and to the extent permitted by law so that the Company may, at its sole expense, seek an appropriate protective order or similar relief (and the Warrantholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation and shall use commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information);

(C)    to any Person to whom the Warrantholder is contemplating a bona fide Transfer, subject to the transfer restrictions contained in Section 9.3, of its Warrants permitted in accordance with the terms hereof; provided that such Person is not prohibited from receiving such information pursuant to this Section 10.2 and, prior to such disclosure, such potential transferee is advised of the confidential nature of such information and executes a non-disclosure agreement in a form approved by the Board and which agreement is independently enforceable by the Company;

(D)    to any governmental, regulatory or self-regulatory authority or rating agency to which the Warrantholder or any of its Affiliates is subject or with which it has regular dealings in connection with any routine request of or any routine examination by such authority or agency, as long as such authority or agency is advised of the confidential nature of such information;

(E)    in connection with the Warrantholder’s or the Warrantholder’s Affiliates’ normal fund raising, marketing, informational or reporting activities; provided, that prior to such disclosure the Persons to whom such information is disclosed are advised of the confidential nature of such information and execute a non-disclosure agreement in a form approved by the Board and which is independently enforceable by the Company; or

(F)     if the prior written consent of the Company shall have been obtained.

(ii)     Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Warrantholder.  The restrictions contained in this Section 10.2(b) shall terminate, with respect to any Warrantholder, twenty-four (24) months following the date on which such Warrantholder ceases to own any Warrants or Common Units issued upon exercise of any Warrants.

(iii)     Confidential Information, with respect to any Warrantholder, does not include information that: (a) is or becomes generally available to the public (including as a result of any information filed or submitted by the Company with the Commission) other than as a result of a disclosure by such Warrantholder or its Representatives in violation of any confidentiality provision of this Agreement or any other applicable agreement; (b) is or was available to such Warrantholder or its Representatives on a non-confidential basis prior to its disclosure to such Warrantholder or its Representatives by the Company; or (c) was or becomes available to such Warrantholder or its Representatives on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of such Warrantholder’s or its Representatives’ knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.

(iv)     Anything contained herein to the contrary notwithstanding, if any Warrantholder, on the one hand, and the Company or any Subsidiary, on the other hand, shall have entered into an employment, severance, confidentiality or similar agreement which provides for the confidentiality of Confidential Information or rights to intellectual property, then the provisions of this Section 10.2(b) shall, as to such Warrantholder, be superseded by such provisions of such employment, severance, confidentiality or similar agreement for so long as such agreement is in effect.

10.3.  No Redemption.  The Warrants shall not be subject to redemption by the Company or any other Person; provided, that the Warrants may be acquired by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Warrant Agreement.

10.4.  No Voting or Distribution Rights.  Each Warrantholder shall be deemed to have represented and acknowledged that it is not, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, a unitholder of the Company, and no Warrantholder shall have or exercise any rights by virtue thereof as a holder of outstanding Common Units, including, without limitation, the right to vote, to receive distributions and other dividends as a holder of outstanding Common Units or to receive notice of, or attend, meetings or any other proceedings of the holders of outstanding Common Units.  Except as may be specifically provided for herein:

(a)      the consent of any Warrantholder shall not be required with respect to any action or proceeding of the Company;

(b)     no such Warrantholder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any right to receive any cash distributions, unit distributions, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of outstanding Common Units prior to, or for which the relevant record date preceded, the Exercise Date of such Warrant; and

(c)      no such Warrantholder shall have any right not expressly conferred hereunder or under, or by applicable law with respect to, the Warrant(s) held by such Warrantholder.

10.5.  Rights of Action.  All rights of action against the Company in respect of this Agreement, except rights of action vested in the Warrant Agent, are vested in the Warrantholders, and any Warrantholder, without the consent of the Warrant Agent or any other Warrantholder, may, in such Warrantholder’s own behalf and for such Warrantholder’s own benefit, enforce and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Warrantholder’s rights provided in this Agreement.

10.6.  Treatment of Holders of Warrant Certificates.  Every Warrantholder, by accepting any Warrant, consents and agrees with the Company, with the Warrant Agent and with every subsequent holder of such Warrant that, prior to due presentment of such Warrant for registration of transfer in accordance with Section 9.3, the Company and the Warrant Agent may treat the Person in whose name the Warrant is registered as the owner thereof in the Warrant Register for all purposes and as the Person entitled to exercise the rights granted under the Warrants, and neither the Company, the Warrant Agent nor any agent thereof shall be affected by any notice to the contrary.

10.7.  Communications to Warrantholders.

(a)      If any Warrantholder applies in writing to the Warrant Agent and such application states that the applicant desires to communicate with other Warrantholders with respect to its rights under this Warrant Agreement or under the Warrants, then the Warrant Agent shall, within five (5) Business Days after the receipt of such application, and upon payment to the Warrant Agent by such applicant of the reasonable expenses of preparing such list, provide to such applicant a list of the names and addresses of all Warrantholders as of the most recent practicable date.

(b)     Every Warrantholder, by receiving and holding any Warrant, agrees with the Company and the Warrant Agent that neither the Company nor the Warrant Agent nor any agent of either of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of Warrantholders in accordance with Section 10.7(a).

11.	Concerning the Warrant Agent.

11.1.  Nature of Duties and Responsibilities Assumed.  The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement.  The Warrant Agent hereby accepts the appointment as agent of the Company and agrees to perform that agency upon the terms and conditions set forth in this Agreement and in the Warrants or as the Company and the Warrant Agent may hereafter agree, by all of which the Company and the Warrantholders, by their acceptance thereof, shall be bound; provided, however, that the terms and conditions contained in the Warrants are subject to and governed by this Agreement or any other terms and conditions hereafter agreed to by the Company and the Warrant Agent.

The Warrant Agent shall not, by countersigning any Warrant Certificate or by any other act hereunder, be deemed to make any representations as to validity or authorization of (i) the Warrants or the Warrant Certificates (except as to its countersignature thereon), (ii) any securities or other property delivered upon exercise of any Warrant, (iii) the accuracy of the computation of the number or kind or amount of units or other securities or other property deliverable upon exercise of any Warrant, (iv) the independence of any Independent Financial Expert or (v) the correctness of any of the representations of the Company made in such certificates that the Warrant Agent receives.  The Warrant Agent shall not at any time have any duty to calculate or determine whether any facts exist that may require any adjustments pursuant to Section 5 hereof with respect to the kind and amount of units or other securities or any property issuable to Warrantholders upon the exercise of Warrants required from time to time.  The Warrant Agent shall have no duty or responsibility to determine the accuracy or correctness of such calculation or with respect to the methods employed in making the same.  The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Units or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 5 hereof, and it makes no representation with respect thereto.  The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Common Units or unit certificates or other securities or property upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 5 hereof or to comply with any of the covenants of the Company contained in Section 5 hereof.

The Warrant Agent shall not (a) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith on the reasonable belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (b) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates or (c) be liable for any act or omission in connection with this Agreement except for its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

The Warrant Agent is hereby authorized to accept and is protected in accepting instructions with respect to the performance of its duties hereunder by Company Order and to apply to any such officer named in such Company Order for instructions (which instructions will be promptly given in writing when requested), and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions in any Company Order.

The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided, however, reasonable care has been exercised in the selection and in the continued employment of any such attorney, agent or employee.  The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity.  The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

The Warrant Agent shall act solely as agent of the Company hereunder and does not assume any obligation or relationship of agency or trust for or with any of the Warrantholders or any beneficial owners of Warrants.  The Warrant Agent shall not be liable except for the failure to perform such duties as are specifically set forth herein or specifically set forth in the Warrants, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent whose duties and obligations shall be determined solely by the express provisions hereof or the express provisions of the Warrants.

11.2.  Right to Consult Counsel.  The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrantholder for any action taken, suffered or omitted by it in good faith in accordance with the written opinion or advice of such counsel.

11.3.  Compensation, Reimbursement and Indemnification.  The Company agrees to pay the Warrant Agent from time to time compensation relating to its services hereunder as set forth on Exhibit D hereto and to reimburse the Warrant Agent for reasonable and documented expenses and disbursements, including reasonable and documented counsel fees incurred in connection with the administration of this Agreement.  The Company further agrees to indemnify the Warrant Agent, its employees, officers and directors (collectively, the “Indemnified Parties” and each an “Indemnified Party”), for and save them harmless against any losses, liabilities or reasonable expenses arising out of or in connection with the acceptance and administration of this Agreement, including the reasonable and documented costs, legal fees and expenses of defending any claim of such liability, except that the Company shall have no liability hereunder to the extent that any such loss, liability or expense results from an Indemnified Party’s own gross negligence, bad faith, fraud or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

11.4.  Warrant Agent May Hold Company Securities.  The Warrant Agent and any unitholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the warrants or other securities of the Company or its Affiliates, become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

11.5.   Resignation and Removal; Appointment of Successor.

(a)      The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, bad faith, fraud or willful misconduct) after giving thirty (30) days’ prior written notice to the Company.  The Company may remove the Warrant Agent upon thirty (30) days’ written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, bad faith, fraud or willful misconduct).  The Warrant Agent shall, at the expense of the Company, cause notice to be given in accordance with Section 12.1(b) to each Warrantholder of said notice of resignation or notice of removal, as the case may be.  Upon such resignation or removal, the Company shall appoint in writing a new Warrant Agent.  If the Company shall fail to make such appointment within a period of thirty (30) calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Warrantholder may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent.  Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation or other legal entity doing business under the laws of the United States or any state thereof in good standing, authorized under such laws to act as Warrant Agent, and having a combined capital and surplus of not less than $25,000,000.  The combined capital and surplus of any such new Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Warrant Agent prior to its appointment, provided, however, such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority.  After acceptance in writing of such appointment by the new Warrant Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the reasonable expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent.  Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning or removed Warrant Agent.  Failure to give any notice provided for in this Section 11.5(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new Warrant Agent as the case may be.

(b)      Any corporation or other legal entity into which the Warrant Agent or any new Warrant Agent may be merged, or any corporation resulting from any consolidation to which the Warrant Agent or any new Warrant Agent shall be a party, shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 11.5(a).  Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be given in accordance with Section 12.1(b) to each Warrantholder at such Warrantholder’s last address as shown on the Warrant Register.

12.         Notices.

12.1.  Notices Generally.

(a)      Any request, notice, direction, authorization, consent, waiver, demand or other communication permitted or authorized by this Agreement to be made upon, given or furnished to or filed with the Company or the Warrant Agent by the other party hereto or by any Warrantholder shall be sufficient for every purpose hereunder if in writing (including electronic mail communication) and sent via electronic, registered or certified mail, or delivered by hand (including by courier service) as follows:

If to the Company, to it at:

Internap Holding LLC
12120 Sunset Hills Road
Suite 330
Reston, VA 20190
Attn:  Secretary

or

If to the Warrant Agent, to it at:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attn: Corporate Actions or Reorganizations Department
Email: legalteamAST@astfinancial.com

or, in either case, such other address as shall have been set forth in a notice delivered in accordance with this Section 12.1(a).

All notices and other communications hereunder shall be deemed duly given (i) upon delivery, if served by personal delivery upon the Person for whom it is intended, (ii) on the third (3rd) Business Day after the date mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, (iii) on the following Business Day if delivered by a nationally-recognized, overnight, air courier or (iv) when delivered or, if sent after the Close of Business, on the following Business Day if sent by email, in each case, to the address set forth on such Person’s signature page hereto or to such other address as may be designated in writing, in the same manner, by such Person.

(b)      Where this Agreement provides for notice to Warrantholders of any event or delivery of any information or documents to Warrantholders, such notice or delivery shall be sufficiently given (unless otherwise herein expressly provided) if in writing (including electronic mail communication) and sent via electronic, registered or certified mail, or delivered by hand (including by courier service), to each Warrantholder affected by such event or entitled to receive such delivery, at the address of such Warrantholder as it appears in the Warrant Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice or the making of such delivery.  Neither the failure to provide any such notice or delivery, nor any defect in any notice or delivery so otherwise provided, to any particular Warrantholder shall affect the sufficiency of such notice or delivery with respect to other Warrantholders.  Such notice or delivery may be waived in writing by the Person entitled to receive such notice or delivery, either before or after the event, and such waiver shall be the equivalent of such notice or delivery.

12.2.  Required Notices to Warrantholders.  In the event the Company shall propose:

(a)      to make or issue any distribution or dividend to holders of outstanding Common Units or other units, other securities, cash, assets or property (including any Property Distribution);

(b)      to effect any capital reorganization, consolidation or merger or amalgamation of the Company with or into another Person or of another Person into the Company, sale, transfer or other disposition of all or substantially all of the Company’s assets to any other Person, or other similar transaction, or any Change-of-Control Transaction or Sale Transaction;

(c)      to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

(d)      to effect any reclassification of its Common Units; or

(e)      to commence any tender offer (including any exchange offer) for the purchase (including the acquisition pursuant to an exchange offer) of all or any portion of the outstanding Common Units (or shall amend any such offer), then, and in each such case, the Company shall cause to be filed with the Warrant Agent and shall give to each Warrantholder, in accordance with Section 12.1(b), a notice of such proposed action.  Such notice shall: (i) in the case of any distribution or dividend covered by the foregoing clause (a), specify the date on which a record is to be taken for the purposes of any such distribution or dividend; (ii) in the case of Company actions covered by the foregoing clauses (b) through (d), specify the date on which such reclassification or other transaction, Change-of-Control Transaction, Sale Transaction, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of outstanding Common Units of record shall be entitled to exchange their Common Units for securities, cash or other property deliverable upon such reclassification or other transaction, Change-of-Control Transaction, Sale Transaction, liquidation, dissolution or winding up; or (iii) in the case of a tender offer covered by the foregoing clause (e), specify the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).  Such notice shall be given, (i) in the case of any distribution or dividend covered by the foregoing clause (a) above, at least ten (10) days prior to the record date for determining holders of outstanding Common Units for purposes of such action, or (ii) in the case of any other action covered by this Section 12.2, at least twenty (20) days prior to the applicable effective or expiration date specified above.

If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section 12.2 prior to the consummation thereof, the Company shall give each Warrantholder prompt notice of such cancellation in accordance with Section 12.1(b) hereof.

13.         Inspection.

The Warrant Agent shall cause a copy of this Agreement to be available at all reasonable times at the office of the Warrant Agent for inspection by the Warrantholders.  The Warrant Agent may require any Warrantholder to submit his, her or its Warrant Certificate(s), if any, for inspection by it.

14.          Amendments.

The Company and the Warrant Agent may, without the consent or concurrence of any of the Warrantholders, by supplemental agreement or otherwise, amend this Agreement for the purpose of making any changes or corrections in this Agreement that (a) are required to cure any ambiguity or to correct or supplement any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained, (b) add to the covenants and agreements of the Company in this Agreement further covenants and agreements of the Company thereafter to be observed, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement or (c) may be required to facilitate compliance with the rules and procedures of the Warrant Agent; provided, however, that in each case such amendment shall not adversely affect the rights or interests of the Warrantholders hereunder in any respect.  This Agreement may otherwise be amended by the Company and the Warrant Agent with the consent of Required Warrantholders.

The Warrant Agent shall join with the Company in the execution and delivery of any such amendment unless such amendment affects the Warrant Agent’s own rights, duties or immunities hereunder, in which case the Warrant Agent may, but shall not be required to, join in such execution and delivery.  Upon execution and delivery of any amendment pursuant to this Section 14, such amendment shall be considered a part of this Agreement for all purposes and every Warrantholder theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.

Promptly after the execution by the Company and the Warrant Agent of any such amendment, the Company shall give notice to the Warrantholders, providing a copy of such amendment, in accordance with the provisions of Section 12.1(b).  Any failure of the Company to mail such notice or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

15.          Waivers.

The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if (a) the Company has obtained the written consent of the Required Warrantholders for such waiver, and (b) if an amendment to this Agreement is necessary for such waiver, any consent required pursuant to Section 14 has been obtained.

16.          Equitable Relief.

Each of the Company and each of the Warrantholders acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement or any Warrant would give rise to irreparable harm to the other for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by the Company or any Warrantholder(s) of any such obligations, the other party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

17.          Headings.

The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

18.         Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument.

19.          Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court or governmental body not to be enforceable in accordance with its terms, the parties agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

20.          Persons Benefiting.

This Agreement shall be binding upon and inure to the benefit of the Company, the Warrantholders and the Warrant Agent, and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company, the Warrant Agent and the Warrantholders any rights or remedies under or by reason of this Agreement or any part hereof.  Each Warrantholder, by acceptance of a Warrant, agrees to all of the terms and provisions of this Agreement applicable thereto.

21.          Applicable Law.

THIS AGREEMENT, EACH WARRANT ISSUED HEREUNDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each of the Company, each Warrantholder and the Warrant Agent agrees that it shall bring any litigation with respect to any claim arising out of or related to this Agreement or any Warrant, exclusively in the United States District Court for the Southern District of New York (and if jurisdiction in the United States District Court for the Southern District of New York shall be unavailable, any state court sitting in the State of New York) (together with the appellate courts thereof, the “Chosen Courts”).  In connection with any claim arising out of or related to this Agreement or any Warrant, each of the Company, each Warrantholder and the Warrant Agent hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection that such Person may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any Warrant in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or as not having jurisdiction over either the Company, the Warrantholder or the Warrant Agent, (d) agrees that service of process in any such action or proceeding shall be effective if notice is given in accordance with this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law, and (e) agrees not to seek a transfer of venue on the basis that another forum is more convenient.  Notwithstanding anything herein to the contrary, (x) nothing in this Section 21 shall prohibit any Person from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (y) each of the Company, each Warrantholder and the Warrant Agent agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

22.         Waiver of Trial by Jury.  EACH OF THE COMPANY, EACH WARRANTHOLDER AND THE WARRANT AGENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR ANY WARRANT.  EACH OF THE COMPANY, EACH WARRANTHOLDER AND THE WARRANT AGENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

23.         Waiver of Certain Damages.  To the extent permitted by applicable law, each of the Company, each Warrantholder and the Warrant Agent agrees not to assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Warrant or any of the transactions contemplated hereby.

24.         No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each Warrantholder and the Warrant Agent covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the former, current or future direct or indirect equity holders, controlling Persons, unitholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees, in each case, of the Company or any of its subsidiaries (collectively, but not including the Company itself, the “Non-Recourse Parties”),  whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Non-Recourse Parties, as such, for any obligation or liability of the Company under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 24 shall relieve or otherwise limit the liability of the Company for any breach or violation of its obligations under this Agreement or such agreements, documents or instruments.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

INTERNAP HOLDING LLC

By:	/s/ Michael Sicoli
Name: Michael Sicoli
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President